Exhibit 99.1

QR Energy Announces Closing of Acquisition of Oil Properties from Prize Petroleum, LLC

HOUSTON, TX—(Marketwire – April 23, 2012) - QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that on April 20, 2012, it closed its previously announced acquisition from Prize Petroleum, LLC (the “acquisition”). QRE acquired predominantly low decline, long life oil properties, almost all of which are located in the Ark-La-Tex area, for $226 million in cash after customary purchase price adjustments. The estimated proved reserves for the acquisition as of December 31, 2011 on SEC prices are 12.8 MMBoe.

In conjunction with the acquisition, QRE previously announced a 3% increase in its quarterly cash distribution attributable to the second quarter of 2012. QRE also increased the borrowing base under its credit facility to $730 million, as previously announced.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission (“SEC”), which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC’s website at www.sec.gov.

Investor Contacts

Taylor B. Miele

Investor Relations Specialist

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200